As filed with the Securities and Exchange Commission on November 13, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOTOROLA, INC.
(Exact name of issuer as specified in its charter)

Delaware	36-1115800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)
2008 Stand-Alone Inducement Awards for Dr. Sanjay K. Jha
(Full Title of the Plan)
Paul J. Liska, Executive Vice President, Chief Financial Officer
1303 East Algonquin Road, Schaumburg, Illinois 60196
(Name and Address of agent for service)
(847) 576-5000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities to be Registered		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	to be	Price	Offering	Registration
	Registered (1)	Per share	Price	Fee
Motorola, Inc. Common Stock ($3 Par Value)(2)	13,594,884 shares	$9.82 (3)	$133,501,760.88 (3)	$5,246.62 (3)
Motorola, Inc. Common Stock ($3 Par Value)(2)	2,167,422 shares	$4.35 (4)	$9,428,286 (4)	$ 370.53 (4)

(1)	Plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of the plans become operative.

(2)	All of these shares are authorized to be issued under the 2008 Stand-Alone Inducement Awards for Dr. Sanjay K. Jha.

(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h)(i), on the basis of the closing price of the registrant’s Common Stock on the New York Stock Exchange — Composite Tape on August 4, 2008.

(4)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices of the registrant’s Common Stock on the New York Stock Exchange — Composite Tape on November 11, 2008.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Motorola, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) (File No. 1-7221) are incorporated herein by reference:
1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Qs for the fiscal quarters ended March 29, 2008, June 28, 2008 and September 27, 2008, each filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
2. The Company’s Current Reports on Form 8-K as filed with the Commission on January 4, 2008, January 23, 2008, February 4, 2008, February 5, 2008, February 27, 2008, March 11, 2008, March 20, 2008, March 26, 2008, April 2, 2008, April 3, 2008, April 8, 2008, April 24, 2008, April 25, 2008, July 31, 2008, August 4, 2008, August 29, 2008 and October 30, 2008.
3. The description of the Company’s Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.
     All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the shares of the Company’s Common Stock offered hereby have been sold or which deregisters all the shares of the Company’s Common Stock then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”).
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Esq., Corporate Vice President, Corporate and Securities, in the Company’s Law Department. Ms. Forsyte owns shares of the Company’s Common Stock and has received under the Company’s employee incentive plans (i) options that can be exercised for additional shares of the Company’s Common Stock and (ii) restricted stock units, that upon the lapse of restrictions, are payable in shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.
     The Company’s Restated Certificate of Incorporation, as amended, and its Directors’ and Officers’ Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities.

Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit Index.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on the 12th day of November, 2008.

MOTOROLA, INC.
By:	/s/ Paul J. Liska
Paul J. Liska
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned hereby constitutes and appoints Gregory Q. Brown, Sanjay K. Jha, Paul J. Liska and Laurel G. Meissner, and each of them, with full power of substitution and resubstitution, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect to this Registration Statement, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date
/s/ Gregory Q. Brown Gregory Q. Brown	Co-Chief Executive Officer (Co-Principal Executive Officer)	November 12, 2008

/s/ Sanjay K. Jha Sanjay K. Jha	Co-Chief Executive Officer (Co-Principal Executive Officer)	November 12, 2008

/s/ Paul J. Liska Paul J. Liska	Chief Financial Officer (Principal Financial Officer)	November 12, 2008

/s/ Laurel G. Meissner	Senior Vice President, Finance	November 12, 2008
Laurel G. Meissner	Chief Accounting Officer (Principal Accounting Officer)

/s/ David W. Dorman	Chairman of the Board of Directors	November 12, 2008
David W. Dorman

/s/ William R. Hambrecht	Director	November 12, 2008
William R. Hambrecht

/s/ Judy C. Lewent	Director	November 12, 2008
Judy C. Lewent

/s/ Keith A. Meister	Director	November 12, 2008
Keith A. Meister

/s/ Thomas J. Meredith	Director	November 12, 2008
Thomas J. Meredith

Signature	Title	Date
/s/ Nicholas Negroponte	Director	November 12, 2008
Nicholas Negroponte

/s/ Samuel C. Scott III	Director	November 12, 2008
Samuel C. Scott III

/s/ Ron Sommer	Director	November 12, 2008
Ron Sommer

/s/ James R. Stengel	Director	November 12, 2008
James R. Stengel

/s/ Anthony J. Vinciquerra	Director	November 12, 2008
Anthony J. Vinciquerra

/s/ Douglas A. Warner III	Director	November 12, 2008
Douglas A. Warner III

/s/ John A. White John A. White	Director	November 12, 2008

/s/ Miles D. White	Director	November 12, 2008
Miles D. White

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion and consent of Carol H. Forsyte, Corporate Vice President, Corporate and Securities, Motorola, Inc. as to the validity of the securities being issued.

23(a)	The Consent of KPMG LLP.

23(b)	The Consent of Carol H. Forsyte, Corporate Vice President, Corporate and Securities, Motorola, Inc. is included in Exhibit 5.

24	Power of Attorney (included in the signature page of this Registration Statement).